Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Oculus Innovative Sciences, Inc. and Subsidiaries on Amendment No. 2 to Form S-1 (File No. 333-135584) of our report dated June 26, 2006 with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2005 and 2006 and for each of the three years in the period ended March 31, 2006, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.
/s/ Marcum & Kliegman llp
Marcum & Kliegman llp
New York, New York
November 10, 2006